Exhibit 99.1

    Circuit City Stores, Inc. Appoints Ronald L. Turner to Board of Directors

Richmond, Va., August 21, 2007 - Circuit City Stores, Inc. today announced the appointment of Ronald L. Turner to the company's board of directors. Turner served as chairman, president and chief executive officer for Ceridian Corporation, an information services company principally operating in the human resource, transportation and retail markets, from 2000 until his retirement in 2006. He joined Ceridian in 1993 and served as president and chief operating officer from 1998 until 2000. Turner serves on the board of directors for The Brink's Company, a provider of security services.

"We are pleased to welcome Ron to the board," said Philip J. Schoonover, chairman, president and chief executive officer. "His recent chief executive leadership experience, background in information systems and technology, and his understanding of the dynamics of a competitive industry complement the diverse background of the existing board members."

Turner's appointment will be effective until the 2008 annual meeting of shareholders, which is scheduled for June 24, 2008. At that time, he will stand for election as a nominee for a three-year term. Turner will serve on the Compensation & Personnel and Nominating & Governance Committees.




About Circuit City Stores, Inc.
Circuit City Stores, Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics and related services. At May 31, the domestic segment operated through 643 Superstores and 13 other locations in 158 U.S. media markets. At May 31, the international segment operated through 800 retail stores and dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

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Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163
         Jessica Clarke, Investor Relations, (804) 527-4038
         Patty Whitten, Investor Relations, (804) 527-4033